Exhibit 2

AGREEMENT AND PLAN OF MERGER

By and Among

PLAINS EXPLORATION & PRODUCTION COMPANY,

PLAINS ACQUISITION CORPORATION

and

STONE ENERGY CORPORATION

Dated as of April 23, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 The Merger	1
1.2 Effective Time of the Merger	1
1.3 Tax Treatment	2

ARTICLE II THE SURVIVING ENTITY	2
2.1 Certificate of Incorporation	2
2.2 Bylaws	2
2.3 Directors and Officers	2

ARTICLE III CONVERSION OF SHARES	2
3.1 Conversion of Capital Stock	2
3.2 Surrender and Payment	3
3.3 Stock Options; Restricted Stock	5
3.4 No Fractional Shares	5
3.5 Closing	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET	6
4.1 Organization and Qualification.	6
4.2 Capitalization	7
4.3 Authority; Validity of Agreement	7
4.4 Consents and Approvals; No Violation	8
4.5 Target SEC Reports	9
4.6 Financial Statements	10
4.7 Absence of Undisclosed Liabilities	10
4.8 Absence of Certain Changes	10
4.9 Taxes	11
4.10 Litigation	12
4.11 Employee Benefit Plans; ERISA.	13
4.12 Environmental Liability	14
4.13 Compliance with Applicable Laws.	15
4.14 Insurance	16
4.15 Labor Matters; Employees.	16
4.16 Reserve Reports.	17
4.17 Permits	18
4.18 Material Contracts.	18
4.19 Required Stockholder Vote	19
4.20 Proxy/Prospectus; Registration Statement	19
4.21 Intellectual Property	19
4.22 Hedging	20
4.23 Brokers	20
4.24 Tax-Free Reorganization	20
4.25 Fairness Opinion; Board Approval	20
4.26 Takeover Laws	20

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	21
5.1 Organization and Qualification	21
5.2 Capitalization	22
5.3 Authority	23
5.4 Consents and Approvals; No Violation	23
5.5 Parent SEC Reports	24
5.6 Parent Financial Statements	25
5.7 Absence of Undisclosed Liabilities	25
5.8 Absence of Certain Changes	25
5.9 Taxes	26
5.10 Litigation	27
5.11 Employee Benefit Plans; ERISA	28
5.12 Environmental Liability	29
5.13 Compliance with Applicable Laws	30
5.14 Insurance	30
5.15 Labor Matters; Employees	31
5.16 Reserve Reports	31
5.17 Permits	32
5.18 Required Stockholder Vote or Consent	32
5.19 Proxy/Prospectus; Registration Statement	32
5.20 Intellectual Property	32
5.21 Hedging	33
5.22 Brokers	33
5.23 Tax Matters	33
5.24 Fairness Opinion; Board Approval	33

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER	33
6.1 Conduct of Business by Target Pending the Merger	33
6.2 Conduct of Business by Parent Pending the Merger	36

ARTICLE VII ADDITIONAL AGREEMENTS	37
7.1 Access and Information	37
7.2 Acquisition Proposals	38
7.3 Directors’ and Officers’ Indemnification and Insurance	39
7.4 Further Assurances	40
7.5 Expenses	41
7.6 Cooperation	41
7.7 Publicity	41
7.8 Additional Actions	41
7.9 Filings	41
7.10 Consents	42
7.11 Employee Matters; Benefit Plans	42
7.12 Parent Rights Plan	43
7.13 Stockholders’ Meetings	43
7.14 Preparation of the Proxy/Prospectus and Registration Statement	44
7.15 Stock Exchange Listing	45

7.16 Notice of Certain Events	45
7.17 Site Inspections	46
7.18 Affiliate Agreements; Tax Treatment	46
7.19 Indenture Matters	47
7.20 Stockholder Litigation.	47
7.21 Additional Voting Agreements	47

ARTICLE VIII	48

CONDITIONS TO CONSUMMATION OF THE MERGER	48
8.1 Conditions to the Obligation of Each Party	48
8.2 Conditions to the Obligations of Parent	48
8.3 Conditions to the Obligations of Target	49

ARTICLE IX SURVIVAL	50
9.1 Survival of Representations and Warranties	50
9.2 Survival of Covenants and Agreements	50

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	50
10.1 Termination	50
10.2 Effect of Termination	52

ARTICLE XI MISCELLANEOUS	53
11.1 Notices	53
11.2 Severability	54
11.3 Assignment	54
11.4 Interpretation	54
11.5 Counterparts	54
11.6 Entire Agreement	54
11.7 Governing Law	55
11.8 Submission to Jurisdiction	55
11.9 Attorneys’ Fees	55
11.10 No Third Party Beneficiaries	55
11.11 Disclosure Letters	55
11.12 Amendments and Supplements	55
11.13 Extensions, Waivers, Etc.	55

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Aggregate Cost Overrun	6.1(j)
Ancillary Agreements	4.3
Assessment	7.17
Audit	4.9(f)
Business Employee	7.11
Certificate of Merger	1.2
Closing	3.5
Closing Date	3.5
Code	Preamble
Common Conversion Consideration	3.1(b)
Confidentiality Agreement	7.1
Common Conversion Consideration Value	3.3(a)(i)
Customary Post-Closing Consents	4.4(b)
D&O Insurance	7.3(c)
de minimis Shares	3.1(b)
DGCL	1.1
Effective Time	1.2
Enforceability Exception	4.3
Environmental Laws	4.12(a)
ERISA	4.11(a)
Exchange Act	4.4(b)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Instructions	3.2(b)
Exchange Ratio	3.1(b)
Expenses	7.5(b)
GAAP	4.6
Governmental Authority	3.2(c)
Hazardous Substances	4.12(b)
HSR Act	4.4(b)
Hydrocarbons	4.16(a)
Indemnified Liabilities	7.3(a)
Indemnified Party	7.3(a)
Inspected Party	7.17
Inspecting Party	7.17
Intellectual Property	4.21
Liens	4.2(b)
Market Price	3.3(a)(i)
Merger	Preamble
Merger Consideration	3.1(b)
Merger Sub	Preamble
Oil and Gas Interests	4.16(a)
Parent	Preamble
Parent Benefit Plans	5.11(a)
Parent Common Shares	3.1(b)
Parent Disclosure Letter	5.1(a)
Parent Engagement Letters	5.22
Parent ERISA Affiliate	5.11(a)
Parent Material Adverse Effect	5.1(c)
Parent Parties	Preamble
Parent Reserve Report	5.16(a)
Parent SEC Reports	5.5(a)
Parent Special Meeting	7.13(b)
Parent Stockholders’ Approval	5.18
Parent Tax Certificate	8.3(c)
PBGC	4.11(b)
PCBs	4.12(e)
Permits	4.17
Person	3.2(c)
proceeding	7.3(a)
Proxy/Prospectus	4.20
Record Date	4.19
Registration Statement	4.20
Sarbanes-Oxley Act	4.5(b)
SEC	4.5(a)
Securities Act	4.4(b)
Stock Certificate	3.1(b)
Subsidiary	4.1(c)
Surviving Entity	1.1
Target	Preamble
Target Acquisition Proposal	7.2
Target Benefit Plans	4.11(a)
Target Breach	10.1(d)
Target Common Shares	3.1(a)
Target Disclosure Letter	4.1(a)
Target Employee Agreement	4.11(a)
Target Employees	4.11(e)
Target Engagement Letters	4.23
Target ERISA Affiliate	4.11(a)
Target Material Adverse Effect	4.1(c)
Target Material Contracts	4.18(a)
Target Reserve Report	4.16(a)
Target Restricted Stock	3.3(b)
Target Rights	6.1(q)
Target Rights Agreement	6.1(q)
Target SEC Reports	4.5(a)
Target Severance Policy	4.11(e)
Target Special Meeting	7.13(a)
Target Stock Options	3.3(a)(i)
Target Stockholders’ Approval	4.19
Target Superior Proposal	10.1(h)
Target Tax Certificate	8.2(c)
Target Termination Fee	10.2(b)
Tax Authority	4.9(f)
Tax Returns	4.9(f)
Taxes	4.9(f)
Termination Date	10.1(b)
Transactions	3.5
Voting Agreements	Preamble
WARN Act	4.15(b)
2001 Indenture	7.19
2004 Indenture	7.19

Exhibits
7.18	Affiliate Agreement

8.2(c)	Target Tax Certificate

8.3(c)	Parent and Merger Sub Tax Certificate

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated April 23, 2006, by and among Plains Exploration & Production Company, a Delaware corporation (“Parent”), Plains Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and, together with Parent, the “Parent Parties”) and Stone Energy Corporation, a Delaware corporation (“Target”).

WHEREAS, the respective Boards of Directors of the Parent and Target deem it advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into Target (the “Merger”) upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Agreement and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) with the approval of Target’s Board of Directors, Parent has entered into voting agreements with each of Raymond B. Gary, David R. Voelker, Peter K. Barker, B. J. Duplantis, Richard A. Pattarozzi, James H. Stone and David H. Welch under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein, and (ii) with the approval of Parent’s Board of Directors, Target has entered into voting agreements with each of James C. Flores, Alan R. Buckwalter, III, Tom H. Delimitros, Robert L. Gerry III and John H. Lollar, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Voting Agreements”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time Merger Sub shall merge with and into Target and the separate existence of Merger Sub shall thereupon cease and Target shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”), including the Surviving Entity’s succession to and assumption of all rights and obligations of Merger Sub and Target.

1.2 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL (the “Certificate of Merger”), and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.5.

1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code, and this Agreement shall constitute a plan of reorganization within the meaning of Treasury regulation section 1.368-2(g).

ARTICLE II

THE SURVIVING ENTITY

2.1 Certificate of Incorporation. The Certificate of Incorporation of Target in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

2.2 Bylaws. The bylaws of Target as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Surviving Entity’s Certificate of Incorporation and bylaws and the DGCL.

2.3 Directors and Officers. At and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers, respectively, of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s Certificate of Incorporation and bylaws and the DGCL.

ARTICLE III

CONVERSION OF SHARES

3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All shares of Common Stock of Target, par value $.01 (“Target Common Shares”), that are held in Target’s treasury shall be canceled and cease to exist and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.4, each issued and outstanding Target Common Share (other than Target Common Shares treated in accordance with Section 3.1(a)) shall be converted into the right to receive 1.25 shares (the “Exchange Ratio”) of common stock, par value $.01 per share, of Parent (the “Parent Common Shares” and the Parent Common Shares to be issued per Target Common Shares being herein referred to as the “Common Conversion Consideration”). All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time represented such Target Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate in accordance with Section 3.2: (A) the Common Conversion Consideration, (B) certain dividends and other distributions under Section 3.1(e), and (C) cash in lieu of fractional Parent Common Shares under Section 3.4 (the “de minimis Shares”), in each case without interest (collectively, the “Merger Consideration”).

Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Shares or Target Common Shares are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and, with respect to the changes in the outstanding Target Common Shares, the Cash Consideration, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c) Each share of common stock, par value $.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Entity, and such converted shares, collectively, will represent all of the issued and outstanding equity of the Surviving Entity.

(d) The Merger shall not affect any Parent Common Share issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate has surrendered such Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate, the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor shall be paid without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to the Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

(f) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Target Common Shares formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Entity of Target Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article III.

3.2 Surrender and Payment.

(a) Parent shall authorize one or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Target Common Shares, for exchange in accordance with this

Section 3.2 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of Target Common Shares represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise are in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or established to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable. For this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a “Governmental Authority”).

(d) Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Target or the Surviving Entity shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

3.3 Stock Options; Restricted Stock.

(a) Target Options.

(i) Prior to the Effective Time, Target shall cause all stock options (“Target Stock Options”) issued pursuant to the Target Benefit Plans listed on Section 4.11(a)(1) of the Target Disclosure Letter to be vested and shall cancel such Target Stock Options immediately prior to the Effective Time for consideration equal to the difference between (1) the product of (I) Common Conversion Consideration Value times (II) the number of Target Common Shares issuable upon exercise of such Target Stock Option minus (2) the aggregate exercise price of such Stock Option, and if such Target Stock Options are not exercised prior to the Effective Time, such options shall terminate as of the Effective Time. “Common Conversion Consideration Value” shall mean the product of (I) Common Conversion Consideration and (II) the Market Price. “Market Price” means the average of the closing prices of a Parent Common Share on the New York Stock Exchange, as reported in The Wall Street Journal, for the 5 consecutive trading days immediately preceding the third trading day before the Closing.

(ii) Target shall use its reasonable best efforts to cause its Board of Directors or any committee thereof responsible for the administration of Target’s option plans to take any and all action necessary to effectuate the matters described in this Section 3.3(a) on or before the Effective Time.

(b) Restricted Stock. At the Effective Time, all remaining restrictions with respect to the Target Restricted Stock shall expire and the Target Restricted Stock shall be treated as Target Common Shares in accordance with Section 3.1(b). “Target Restricted Stock” means the shares of Target restricted stock issued pursuant to the Target Benefit Plans.

(c) Taxes and Interest. Any amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of taxes and shall be paid without interest.

3.4 No Fractional Shares. No de minimis Shares shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of de minimis Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the Common Conversion Consideration Value.

3.5 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to the Parent Parties as follows:

4.1 Organization and Qualification.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Letter”), which include each jurisdiction in which the character of Target’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined below). Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Target’s certificate of incorporation and bylaws as made available are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

(b) Target’s only Subsidiary is a Delaware limited liability company which has only nominal assets and liabilities and which conducts no activities or business.

(c) For purposes of this Agreement, (i) a “Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence (including, without limitation, except as set forth in Section 4.1(c) of the Target Disclosure Letter, any ruling, decision or determination by a Governmental Authority (including a court, jury, arbitrator or other similar authority), development or occurrence in connection with or relating to Target’s reserves revisions and related financial restatements (including the investigation by the SEC or other claims or actions related to such reserves revisions and related financial restatements)) causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Target and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Target Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the market price of oil or natural gas, (C) the public announcement or pending nature of the Transactions, (D) compliance with the terms of this Agreement, or (E) change in the price of the Target Common Shares or the Parent Common Shares; and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of

Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

4.2 Capitalization. (a) The authorized capital stock of Target consists of 100,000,000 Target Common Shares and 5,000,000 shares of preferred stock of Target, par value $.01 per share. As of the date hereof, Target has (i) 27,611,889 Target Common Shares issued and outstanding (including 347,082 shares of restricted stock), (ii) no shares of preferred stock outstanding, (iii) 1,802,062 stock options to acquire Target Common Shares outstanding under any stock option plans or agreements of Target and (iv) 22,382 Target Common Shares in treasury. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Target’s stockholders, whether together or as a separate class, on any matters on which Target’s stockholders may vote. All of the outstanding Target Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above in this Section 4.2(a) or in Section 4.2(a) of the Target Disclosure Letter, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. There are no agreements, arrangements or other understandings to which Target is a party with respect to the right to vote any shares of capital stock of Target.

(b) Except as set forth in Section 4.2(b) of the Target Disclosure Letter, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Target Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Target Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Target or any Target Subsidiary is or may be bound to issue additional shares of capital stock of any Target Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 4.2(b) of the Target Disclosure Letter, all of such shares Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”).

4.3 Authority; Validity of Agreement. Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which Target is or will be a party (the “Ancillary Agreements”) and, subject to obtaining the Target Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

(a) subject to receipt of the Target Stockholders’ Approval, conflict with any provision of the certificate of incorporation or bylaws, as amended, of Target or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b) subject to obtaining the Target Stockholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Target Disclosure Letter and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Letter, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 4.4(c) of the Target Disclosure Letter, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target, or any of its Subsidiaries, is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any of its Subsidiaries;

(e) result in the creation of any Liens upon any shares of capital stock or material properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets is bound; or

(f) result in any holder of any securities of Target being entitled to appraisal, dissenters’ or similar rights.

4.5 Target SEC Reports.

(a) Target has filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), required to be filed by it with the SEC since January 1, 2006 under the Securities Act or the Exchange Act (collectively, the “Target SEC Reports”). As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.

(b) The chief executive officer and chief financial officer of Target have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Target nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Except as set forth in Section 4.5(b) of the Target Disclosure Letter, Target maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Target and its subsidiaries is made known on a timely basis to the individuals responsible for preparing Target’s SEC filings and other public disclosure and Target is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of The New York Stock Exchange.

4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in the Target SEC Reports has been prepared from, and is in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.7 Absence of Undisclosed Liabilities. As of the date hereof, except (a) as specifically disclosed in the Target SEC Reports filed and publicly available prior to the date hereof and as set forth in Section 4.7 of the Target Disclosure Letter and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2005, neither Target nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would (individually or in the aggregate) have a Target Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not reflected.

4.8 Absence of Certain Changes. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 4.8 of the Target Disclosure Letter or as contemplated by this Agreement, since December 31, 2005 (a) Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Target.

4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Target Disclosure Letter and for matters that would not (individually or in the aggregate) have a Target Material Adverse Effect:

(a) Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon.

(b) Target and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Target and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or to the knowledge of Target, threatened, against Target or any of its Subsidiaries. There are no liens for Taxes upon the assets of Target or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Target nor any of its Subsidiaries has given any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, in either case which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, Target and its Subsidiaries have disclosed and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Target or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes under.

(f) In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g) Except for the group of which Target is currently a member, Target has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

(h) Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i) None of the Target or any of its Subsidiaries has a liability for Taxes of any Person (other than Target and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

(k) After consultation with counsel, Target is aware of no facts which would prevent its counsel from rendering the opinion set forth in Section 8.3(d).

(l) None of Target or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.

(m) Neither Target nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law).

4.10 Litigation. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Letter and for matters that would not have a Target Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Target’s knowledge, threatened against or directly affecting Target, any Subsidiary of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined. Neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary of Target or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Letter, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a)(1) of the Target Disclosure Letter contains a true and complete list of the individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by Target or any trade or business, whether or not incorporated, which together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Target ERISA Affiliate”) within six years prior to the Effective Time (“Target Benefit Plans”), and Section 4.11(a)(2) of the Target Disclosure Letter lists each individual employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability other than the Target Severance Policy (as defined below) (“Target Employee Agreement”).

(b) With respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Target Material Adverse Effect; (iii) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened other than ordinary claims for benefits; (v) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Target Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412) except for failures that are not reasonably expected to result in a Target Material Adverse Effect; (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. Except as set forth in Section 4.11(d) of the Target Disclosure Letter with respect to payments subject to Section 280G of the Code, all contributions made or required to be made under any Target Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.

(c) No Target Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 4.11(d) of the Target Disclosure Letter, no present or former employees of Target or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.

(e) Target has previously provided to Parent a list of Target’s employees as of the date hereof (the “Target Employees”). Attached as Section 4.11(e) of the Target Disclosure Letter is Target’s severance policy and any other plan, policy or program providing severance benefits (collectively, the “Target Severance Policy”), and a list of Target Employees with written employment agreements or written letter agreements.

4.12 Environmental Liability. Except as set forth in Section 4.12 of the Target Disclosure Letter or as could not (individually or in the aggregate) reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

(a) The businesses of Target and its Subsidiaries have been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Target’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Target and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation and ownership of the businesses of Target and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

4.13 Compliance with Applicable Laws.

(a) Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except as set forth in Section 4.13(a) of the Target Disclosure Letter and for possible violations that either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

(b) Neither Target, any Subsidiary of Target, nor, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of Target or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

4.14 Insurance. Section 4.14 of the Target Disclosure Letter lists each insurance policy of Target and its Subsidiaries currently in effect. Target has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or, to Target’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect. Section 4.14 of the Target Disclosure Letter describes any self-insurance arrangements affecting Target or its Subsidiaries.

4.15 Labor Matters; Employees.

(a) Except as set forth in Section 4.15 of the Target Disclosure Letter, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization and none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Target and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Target or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Target or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Target Material Adverse Effect.

4.16 Reserve Reports.

(a) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target or its Subsidiaries) supplied to Netherland, Sewell & Associates, Inc., Ryder Scott Company, L.P., and Cawley, Gillespie & Associates, Inc., by or on behalf of Target and its Subsidiaries that was material to such firms’ estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target and its Subsidiaries as of December 31, 2005 and prepared by such engineering firms (collectively, the “Target Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) to Target’s knowledge accurate in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Target Reserve Report that would have a Target Material Adverse Effect.

(b) Set forth in Section 4.16(b) of the Target Disclosure Letter is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.

4.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Target and its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12.

4.18 Material Contracts.

(a) Set forth in Section 4.18(a) of the Target Disclosure Letter or listed as an exhibit to Target’s Annual Report on Form 10-K for the year ended December 31, 2005 or to any other Target SEC Report filed and publicly available between December 31, 2005 and the date hereof is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the “Target Material Contracts”).

(b) Except as set forth in Section 4.18(a) or 4.18(b) of the Target Disclosure Letter or the Target SEC Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Target and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,000,000. In addition, (A) all Target Material Contracts are the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Target SEC Reports filed and publicly available prior to the date hereof no Target Material Contract contains any provision that prevents Target or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Target and its Subsidiaries in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 4.18(c) of the Target Disclosure Letter, with respect to authorizations for expenditure executed after December 31, 2005, (i) there are no outstanding calls for payments in excess of $1,000,000 that are due or that Target or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Target or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 4.18(d) of the Target Disclosure Letter, there are no provisions applicable to the Oil and Gas Interests of Target and its Subsidiaries which increase the royalty percentage of the lessor thereunder.

4.19 Required Stockholder Vote. The affirmative vote of the holders of a majority of the Target Common Shares outstanding as of the record date (the “Record Date”) for the Target Special Meeting (the “Target Stockholders’ Approval”) is the only vote required of the holders of any class or series of Target’s capital stock that shall be necessary to adopt this Agreement and to consummate the Transactions.

4.20 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Special Meeting and the Parent Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Common Shares will be converted) (the “Proxy/Prospectus”), to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.21 Intellectual Property. Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Target and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect. No Person has notified either Target or any of its Subsidiaries in writing and Target does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target and its Subsidiaries that could have a Target Material Adverse Effect, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

4.22 Hedging. Section 4.22 of the Target Disclosure Letter sets forth for the periods shown all obligations of Target and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Target or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.22 of the Target Disclosure Letter, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

4.23 Brokers. No broker, finder or investment banker (other than Jeffries & Company, Inc., the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Randall and Dewey, a division of Jefferies & Company, Inc. (the “Target Engagement Letters”), have been provided to Parent.

4.24 Tax-Free Reorganization. Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.25 Fairness Opinion; Board Approval.

(a) Target’s Board of Directors has received a written opinion from Jefferies & Company, Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Target Common Shares other than Parent and its affiliates. True and complete copies of such opinion have been given to Parent.

(b) Target’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, the stockholders of Target, (ii) approved this Agreement and the Transactions, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of Target.

4.26 Takeover Laws. Target and Target’s Board of Directors have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Target, is, or at the Effective Time will be, applicable to Target, Parent, Merger Sub, Target Common Shares, the Voting Agreements, this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

5.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the “Parent Disclosure Letter”), which include each jurisdiction in which the character of Parent’s or Merger Sub’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each Parent Party has all requisite corporate or limited liability company power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each Parent Party has made available to Target a complete and correct copy of its certificate of incorporation and bylaws or certificate of formation and limited liability company agreement, as the case may be, each as amended to date, and Parent’s and Merger Sub’s certificate of incorporation and bylaws or certificate of formation and limited liability company agreement, as the case may be, as made available are in full force and effect. Neither Parent nor Merger Sub is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws or certificate of formation or limited liability company agreement, as the case may be. Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

(b) Section 5.1(b) of the Parent Disclosure Letter lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(b) of the Parent Disclosure Letter, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to Target a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so made available are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Parent’s Subsidiaries, Parent does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For this Agreement, a “Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price of oil or natural gas, (iii) the public announcement or pending nature of the Transactions, (iv) compliance with the terms of this Agreement, or (v) change in the price of the Target Common Shares or the Parent Common Shares.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of 150,000,000 Parent Common Shares, and 5,000,000 shares of preferred stock of Parent, par value $.01 per share. As of the date hereof, Parent has (i) 78,735,390 Parent Common Shares issued and outstanding (including any shares of restricted stock), (ii) no Parent Common Shares in treasury, (iii) no shares of preferred stock outstanding (iv) no more than 141,978 stock options to acquire Parent Common Shares under any stock option plans or agreements of Parent, (v) no more than 2,802,082 stock appreciation rights of Parent, and (vi) no more than 2,020,366 restricted stock units of Parent. All the outstanding Parent Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above in this Section 5.2(a) or in Section 5.2(a) of the Parent Disclosure Letter and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. There are no agreements, arrangements or other understandings to which Parent is a party with respect to the right to vote any shares of capital stock of Parent.

(b) Except as set forth in Section 5.2(b) of the Parent Disclosure Letter, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the Parent Disclosure Letter, all of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

5.3 Authority. Each of Parent and Merger Sub has full corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Parent Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by Parent’s Board of Directors and Merger Sub’s board of managers, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than the Parent Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each Parent Party enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

(a) subject to obtaining the Parent Stockholders’ Approval, conflict with any provision of the certificate of incorporation or bylaws, as amended, of Parent or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b) subject to obtaining the Parent Stockholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Parent Disclosure Letter, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 5.4(c) of the Parent Disclosure Letter, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

(e) except as set forth in Section 5.4(e) of the Parent Disclosure Letter, result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries (other than Target and its Subsidiaries after the Effective Time) under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound; or

(f) result in any holder of any securities of Parent being entitled to appraisal, dissenters’ or similar rights.

5.5 Parent SEC Reports.

(a) Parent has filed with the SEC each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), required to be filed by it with the SEC since January 1, 2003 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of the respective dates the Parent SEC Reports were filed or, if any Parent SEC Reports were amended, as of the date such amendment was filed, each Parent SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 8-K other than the execution of this Agreement.

(b) The chief executive officer and chief financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Parent nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Parent maintains “disclosure controls and procedures” (as defined in Rule

13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Parent and its subsidiaries is made known on a timely basis to the individuals responsible for preparing Parent’s SEC filings and other public disclosure and Parent is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of The New York Stock Exchange.

5.6 Parent Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in the Parent SEC Reports has been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7 Absence of Undisclosed Liabilities. As of the date hereof, except (a) as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2005, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would (individually or in the aggregate) have a Parent Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or the notes thereto which are not reflected.

5.8 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 5.8 of the Parent Disclosure Letter or as contemplated by this Agreement, since December 31, 2005 (a) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Parent.

5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Letter and for matters that would not (individually or in the aggregate) have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Parent or any other information required to be shown thereon.

(b) Parent and each of its Subsidiaries have paid (or have had paid on their behalf), all material Taxes due with respect to any period ending prior to or as of the Closing Date. Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Audit by a Tax Authority is pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

(d) Neither Parent nor any of its Subsidiaries has given any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, in either case which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available true and complete copies to Target of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes under.

(f) Except as set forth in Section 5.9(f) of the Parent Disclosure Letter, and except for the group of which Parent is currently a member and any group affiliated with Plains Resources Inc., Parent has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

(g) Parent has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

(j) After consultation with counsel, Parent is aware of no facts which would prevent its counsel from rendering the opinion set forth in Section 8.2(d).

(k) None of Parent or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; or (iii) open transaction disposition made on or prior to the Closing Date.

(l) Neither Parent nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax law).

5.10 Litigation. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof or Section 5.9(k) of the Parent Disclosure Letter and for matters that would not have a Parent Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened against or directly affecting Parent, any Subsidiary of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary of Parent or any officer, director or employee of Parent or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof or Section 5.9(k) of the Parent Disclosure Letter, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.9(k) is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

5.11 Employee Benefit Plans; ERISA.

(a) Section 5.11(a)(1) of the Parent Disclosure Letter contains a true and complete list of the individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”) within six years prior to the Effective Time (“Parent Benefit Plans”), and Schedule 5.11(a)(2) of the Parent Disclosure Letter lists each individual employment, severance or similar agreement with respect to which Parent or any Parent ERISA Affiliate has any current or future obligation or liability.

(b) With respect to each Parent Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Parent Material Adverse Effect; (iii) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Parent Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened other than ordinary claims for benefits; (v) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Parent Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412) except for failures that are not reasonably expected to result in a Parent Material Adverse Effect; (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Parent Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Parent or a Parent ERISA Affiliate.

(c) No Parent Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Parent or a Parent ERISA

Affiliate in connection with which Parent could be subject to any liability, lien or encumbrance with respect to any Parent Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Parent ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 5.11(d) of the Parent Disclosure Letter, no present or former employees of Parent or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code, respectively.

5.12 Environmental Liability. Except as set forth in Section 5.12 of the Parent Disclosure Letter or as could not (individually or in the aggregate) reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

(a) The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to Parent’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Parent and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation and ownership of the businesses of Parent and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, (i) to Parent’s knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) No claims have been asserted or, to Parent’s knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

5.13 Compliance with Applicable Laws.

(a) Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

(b) Neither Parent, any Subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

5.14 Insurance. Section 5.14 of the Parent Disclosure Letter lists each insurance policy relating to Parent or its Subsidiaries currently in effect. Parent has made available to Target a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Parent, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Section 5.14 of the Parent Disclosure Letter describes any self-insurance arrangements affecting Parent or its Subsidiaries.

5.15 Labor Matters; Employees.

(a) Except as set forth in Section 5.15 of the Parent Disclosure Letter, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization and none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Parent and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Parent or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the WARN Act, none of Parent or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Parent or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Parent Material Adverse Effect.

5.16 Reserve Reports.

(a) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent) supplied to Netherland, Sewell & Associates, Inc. by or on behalf of Parent that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Parent in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of Parent as of December 31, 2005

and prepared by such engineering firm (the “Parent Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Parent Reserve Report) to Parent’s knowledge accurate in all material respects and Parent has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Parent Reserve Report that would have a Parent Material Adverse Effect.

(b) Set forth in Section 5.16(b) of the Parent Disclosure Letter is a list of all material Oil and Gas Interests that were included in the Parent Reserve Report that have been disposed of prior to the date hereof.

5.17 Permits. Immediately prior to the Effective Time and except for Customary Post Closing Consents, Parent and its Subsidiaries will hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 5.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 5.12.

5.18 Required Stockholder Vote or Consent. The only vote or written consent of the holders of any class or series of Parent’s capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the voting power of the Parent Common Shares of the issuance of Parent Common Shares to the holders of Target Common Shares as a result of the Transactions (the “Parent Stockholders’ Approval”).

5.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Intellectual Property. Parent or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Person has notified either Parent or any of its Subsidiaries in writing and Parent does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries that could have a Parent Material Adverse Effect, and, to Parent’s knowledge, no Person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Parent’s knowledge, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

5.21 Hedging. Section 5.21 of the Parent Disclosure Letter sets forth for the periods shown all obligations of Parent and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.21 of the Parent Disclosure Letter, as of the date hereof, neither Parent nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

5.22 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc. and J.P. Morgan Securities Inc. the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. and J.P. Morgan Securities Inc. (the “Parent Engagement Letters”) have been provided to Target.

5.23 Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

5.24 Fairness Opinion; Board Approval.

(a) Parent’s Board of Directors has received a written opinion from J. P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. True and complete copies of such opinion have been given to Parent.

(b) Parent’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, the stockholders of Parent, (ii) approved this Agreement and the Transactions, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of Parent.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by Target Pending the Merger. From the date hereof until the Effective Time, except as Parent otherwise agrees in writing, as set forth in the Target Disclosure Letter, or as otherwise contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Parent’s written consent (which consent shall not be unreasonably withheld):

(a) Target shall not adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b) Target shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in Target;

(c) Except as set forth in Section 6.1(c) of the Target Disclosure Letter, Target shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $1,000,000, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

(d) Except as set forth in Section 6.1(d) of the Target Disclosure Letter, Target shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

(e) Target shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 4.9 of the Target Disclosure Letter;

(f) Except as set forth in Section 6.1(f) of the Target Disclosure Letter, Target shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Letter), enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus or other benefits payable to (except for payments pursuant to 401(k) plans), or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business; provided, however, that Target may settle all lawsuits (excluding lawsuits initiated by a Governmental Authority) arising out of or related to Target’s reserve revisions or restatement of its financial statements in 2005 so long as (i) the settlement settles all claims possibly arising therefrom and Target and its officers, directors and affiliates are released from all claims arising out of or related to such matters and (ii) other than the $1 million deductible the settlement and all costs associated therewith are paid with funds from Target’s directors and officers insurance policies; notwithstanding anything contained in this Agreement, Target shall be required to obtain Parent’s consent (not to be unreasonably withheld) prior to obtaining the financing necessary to exercise any rights set forth in Section 6.1(c) of the Target Disclosure Letter;

(g) Target shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Target or any of its Subsidiaries except for any such change required by GAAP;

(h) Target shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(i) Target shall not amend or otherwise change the terms of the Target Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Target;

(j) Except for expenditures set forth in Section 6.1(j) of the Target Disclosure Letter, neither Target nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $1,000,000 over the total amount budgeted in the Target’s 2006 capital budget previously delivered to Parent (the “Aggregate Cost Overrun”), and except for utilization of the Aggregate Cost Overrun, neither Target nor any of its Subsidiaries shall, with respect to any of the individual projects set forth in Section 6.1(j) of the Target Disclosure Letter, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 6.1(j) of the Target Disclosure Letter;

(k) Target and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective oil and gas leases.

(l) Target shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target’s current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

(m) Except as set forth in Section 6.1(m) of the Target Disclosure Letter, Target shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

(n) Target shall not, and shall not permit any of its Subsidiaries to, (i) approve an increase in salary for any Target Employees or (ii) terminate any Target Employee entitled to any severance payment upon such termination;

(o) Target shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

(p) Target shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $1,000,000, other than pursuant to agreements or commitments existing on the date hereof;

(q) Target shall not amend, modify or waive any provision of the Rights Agreement between Target and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated as of October 15, 1998, as amended (the “Target Rights Agreement”) or take any action to redeem the rights issued thereunder (the “Target Rights”) or render the Target Rights inapplicable to any transaction other than the Merger unless, and only to the extent that, Target is required to do so by order of a court of competent jurisdiction;

(r) Target shall not grant approval for purposes of Section 203 of the DGCL of any acquisition of Target Common Shares;

(s) Target shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(t) Target shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

6.2 Conduct of Business by Parent Pending the Merger. Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of Target, shall:

(a) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transaction would reasonably be expected to prevent or materially delay the consummation of the Transactions;

(b) adopt or propose to adopt any amendments to its charter documents which would reasonably be expected to have a material adverse impact on the consummation of the Transactions;

(c) with respect to Parent only, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such except for purchases of Parent Common Shares pursuant to stock repurchase plans, unless the Exchange Ratio is proportionately increased or decreased, as applicable, in which case the prior written consent of Target shall not be required, but Target shall be entitled to written notice of such event;

(d) adopt a plan of complete or partial liquidation or dissolution of Parent;

(e) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Sections 8.1, 8.2, or 8.3 or (b) at, or as of any time prior to, the Effective Time, or that would reasonably be expected to materially impair the ability of Target, Parent, Merger Sub or the holders of Target Common Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(f) knowingly take any action that would or could reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code; or

(g) agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreements dated March 31, 2006 between Parent and Target (collectively, the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement.

7.2 Acquisition Proposals.

(a) From the date hereof until the termination of this Agreement, Target and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Target Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Target Acquisition Proposal, (ii) enter into any agreement with respect to a Target Acquisition Proposal, or (iii) engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Target or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise cooperate in any way with a Target Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Target and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Target Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreement, or (z) prior to obtaining the Target Stockholders’ Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Target Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.2(a) only):

(i) such unsolicited bona fide written Target Acquisition Proposal is made by a third party that Target’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Target Acquisition Proposal,

(ii) Target’s Board of Directors, after duly consulting with Target’s outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

(iii) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Target enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreement,

(iv) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Target provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person,

(v) such Target Acquisition Proposal is not subject to any financing contingencies;

(vi) Target’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Target Acquisition Proposal is reasonably capable of being completed and may reasonably be expected to result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions, and

(vii) Target keeps Parent promptly informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and promptly provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause (vii), which confidentiality agreement shall be subject to Parent’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Target Acquisition Proposal” means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of Target and its Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Target Common Shares or capital stock of, or other equity or voting interests in, any of Target’s Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Transactions. Other than as provided in this Section 7.2(a), Target shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Target Acquisition Proposal without Parent’s prior written consent.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2(a) by any officer, director, employee, attorney, investment banker or other agent of Target or any of its Subsidiaries, whether or not such person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.2(a) by Target.

7.3 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target and its Subsidiaries (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Target pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Delaware law or the Surviving Entity’s certificate of incorporation and bylaws. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Entity and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Entity (if selected after the Effective Time).

(b) The Surviving Entity shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Entity of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Entity.

(c) The Surviving Entity shall maintain Target’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Entity may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed $3 million.

7.4 Further Assurances. Each party shall use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.5 Expenses.

(a) Except as provided in Section 7.17, each party shall bear solely and entirely, all Expenses (as defined below) that they incur; provided, however, that if this Agreement is terminated for any reason, then the allocable share of the Parent Parties and Target for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, and Proxy/Prospectus and HSR shall be allocated one-half each.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy/Prospectus, the solicitation of stockholder approvals, and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.7 Publicity. Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders’ Approval and the Parent Stockholders’ Approval.

7.9 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, including all required or advisable filings under or relating to the HSR Act, shall respond as promptly as practicable to all inquiries or requests for information received from a Governmental Authority in relation to such filings or notices for additional information or documentation and shall cooperate as needed with respect to any such filings by any other party. Each party agrees to take whatever action may be necessary to resolve any objection as may be asserted under the HSR Act. Notwithstanding the foregoing provisions of this Section 7.9, neither Parent nor Target shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Authority, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any of the respective businesses or assets of Parent, Merger Sub, Target or any of their respective Subsidiaries.

7.10 Consents. Each of Parent and Target shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

7.11 Employee Matters; Benefit Plans.

(a) Subsequent to the Effective Time, Parent shall perform or cause a Subsidiary of Parent to perform the obligations of Target under the Target Severance Policy and the employment agreements and letter agreements set forth in Section 4.11(e) of the Target Disclosure Letter.

(b) To the extent service is relevant for purposes of eligibility, participation or vesting or receipt of benefits under a welfare benefit plan (but not the accrual of benefits under a retirement plan) under any employee benefit plan, program or arrangement established or maintained by Parent in or a Subsidiary of Parent which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with Target and its Subsidiaries to the extent such service was credited under a similar plan, program or arrangement of Target.

(c) To the extent Business Employees and their dependents enroll in any health plan sponsored by Parent or a Subsidiary of Parent, Parent shall waive any preexisting condition limitation applicable to such Business Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by Target. In addition, Parent shall cause such health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to Business Employees and their dependents, other than exclusions or waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied, under the corresponding benefit plans of Target, and (ii) to provide each Business Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Target during the portion of the respective plan year prior to the Effective Time.

(d) With respect to the 401(k) accounts of those Business Employees who become eligible to participate in Parent’s 401(k) Plan after the Effective Time, Parent agrees to take one or more of the following actions: (i) to establish an arrangement under which such Business Employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under Target’s 401(k) Plan as of the Effective Time, (ii) to permit such Business Employees to voluntarily transfer or rollover their accounts (including loans) from Target’s 401(k) Plan to Parent’s 401(k) Plan; or (iii) to cause Parent’s 401(k) Plan to accept a direct trustee-to-trustee transfer of assets from Target’s 401(k) Plan into Parent’s 401(k) Plan, including any outstanding loans, on behalf of such Business Employees. Parent and Target agree that they shall take all actions necessary, including the amendment of their respective plans, to effect the actions selected by Parent under the preceding sentence.

(e) With respect to any Business Employees who become employed by Parent or a Subsidiary of Parent after the Effective Time, Parent will permit or cause such Subsidiary to permit such Business Employees to schedule and take vacation days that have accrued prior to the Effective Time with pay through December 31, 2006, and Parent shall give service credit for purposes of determining post Effective Time vacation, sick leave and any other paid time off entitlements that Parent provides to its employees generally.

(f) At the Effective Time, Target will freeze the accrual of benefits under Target’s Deferred Compensation Plan.

(g) Target and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 7.11.

For purposes of this Section 7.11, a “Business Employee” shall mean an individual who is employed by Target or a Subsidiary of Target prior to the Effective Time and who thereafter remains or becomes an employee of Parent or a Subsidiary of Parent.

7.12 Parent Rights Plan. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Parent’s Board of Directors from adopting a stockholder rights or similar agreement or plan.

7.13 Stockholders’ Meetings.

(a) Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders (the “Target Special Meeting”) for the purpose of securing the Target Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, (iii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(a) shall prohibit the Target Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Target stockholders hereunder if such Board of Directors, after consultation with independent legal counsel, (i) determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties under applicable law and (ii) provides written notice to Parent five days prior of such Board of Directors withdrawing or modifying its recommendation to the Target stockholders. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to this Section 7.13(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Target or any other Person of any Target Acquisition Proposal.

(b) Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Parent Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) use all reasonable efforts to solicit from its stockholders proxies to secure the Parent Stockholders’ Approval, and (iv) cooperate and consult with Target with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(b) shall prohibit the Parent Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Parent stockholders hereunder if Parent’s Board of Directors, after consultation with and in consultation with independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

(c) Target acknowledges and agrees that Parent would be damaged irreparably if any provision of this Section 7.13 is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Target agrees that Parent will be entitled to an injunction or injunctions to prevent breaches of this Section 7.13 and to enforce specifically this Agreement and its terms and provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which Parent may be entitled, at law or in equity.

7.14 Preparation of the Proxy/Prospectus and Registration Statement.

(a) Parent and Target shall promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. In addition to the matters requiring Parent stockholder approval pursuant to Section 5.18, Parent may also include in the Proxy/Prospectus (i) a proposal for Parent’s stockholders to approve an amendment to its certificate of incorporation to increase the number of Parent Common Shares authorized for issuance under its certificate of incorporation up to 200,000,000 shares and (ii) a proposal for amendments to its 2004 Stock Incentive Plan or for adoption of a new 2006 Stock Incentive Plan, in either case, increasing the number of Parent Common Shares subject to Parent Benefit Plans by 7,000,000. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC. Parent and Target shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and Target shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or Target discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the proxy/prospectus not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) Following receipt by PricewaterhouseCoopers LLP, Parent’s independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to Target a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

(c) Following receipt by Ernst & Young LLP, Target’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use all reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

7.15 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the New York Stock Exchange at or prior to the Effective Time, subject to official notice of issuance.

7.16 Notice of Certain Events. Each party shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12, or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e) any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

7.17 Site Inspections. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party may undertake (at that party’s sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the other party’s operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will not include any soil borings, groundwater or any other “Phase II” testing without the consent of the party whose operations, business or property is the subject of such Assessment (the “Inspected Party”) (such consent not to be unreasonably withheld, conditioned or delayed). Before conducting an Assessment, the party intending to conduct such Assessment (the “Inspecting Party”) shall confer with the Inspected Party regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to (i) avoid interference with the Inspected Party’s operations or business; (ii) require the Inspecting Party’s representatives responsible for performing the Assessment to maintain insurance coverage as required by the Inspected Party; (iii) keep the Inspected Party’s property free and clear of any liens arising out of any entry onto or inspection of the subject property; and (iv) provide indemnification by the Inspecting Party in favor of the Inspected Party to indemnify the Inspected Party from the Inspecting Party’s negligence in conducting such Assessment. The Inspected Party shall cooperate in good faith with the Inspecting Party’s effort to conduct an Assessment.

7.18 Affiliate Agreements; Tax Treatment.

(a) Target shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of Target, as such term is used in Rule 145 under the Securities Act. Target shall use commercially reasonable efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Parent Special Meeting, a written agreement substantially in the form attached as Exhibit 7.18, and shall use commercially reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

(b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.19 Indenture Matters. Parent and Target shall, and shall cause their respective Subsidiaries to, take all actions that are reasonably necessary or appropriate (as mutually agreed by Parent and Target) for Parent, Target and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of Parent referred to in the Parent SEC Reports to avoid defaults thereunder. In particular, at or prior to the Effective Time, (i) Parent shall deliver to the trustee for Target’s 8 1/4% Senior Subordinated Notes due 2011 the supplemental indenture executed by Parent required by Section 5.01 of the related indenture (the “2001 Indenture”), together with the Officers’ Certificate and Opinion of Counsel required by Sections 5.01(v) and 13.04(2) of the 2001 Indenture; (ii) Parent shall deliver to each holder of such notes the “Change of Control Offer” required to be given after a “Change of Control” or, at Target’s option, prior to such Change of Control, by Section 4.09(b) of the 2001 Indenture; (iii) Parent shall deliver to the trustee for Target’s 6 3/4% Senior Subordinated Notes due 2014 the supplemental indenture executed by Parent required by Section 5.01 of the related indenture (the “2004 Indenture”), together with the Officers’ Certificate and Opinion of Counsel required by Sections 5.01(v) and 14.04(2) of the 2004 Indenture; and (iv) Parent shall deliver to each holder of such notes the “Change of Control Offer” required to be given after a “Change of Control” or, at Target’s option, prior to such Change of Control, by Section 4.09(b) of the 2004 Indenture. For purposes of enabling Parent to comply with its obligations specified in clauses (i),(ii), (iii) and (iv) above, at or prior to the Effective Time, Target shall deliver to Parent, for redelivery to such respective trustees, an Officers’ Certificate, in form reasonably satisfactory to such trustees, to the effect that immediately prior to Effective Time no Default or Event of Default has occurred and is continuing under the 2001 Indenture or under the 2004 Indenture.

7.20 Stockholder Litigation. Each of Parent and Target shall give the other reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

7.21 Additional Voting Agreements Parent will use its reasonable best efforts to have Isaac Arnold, Jr. and Jerry L. Dees enter into voting agreements containing the same terms and conditions as the Voting Agreements. Upon execution of such voting agreements, the term “Voting Agreements” shall automatically be modified to include such voting agreements. Target will use its reasonable best efforts to have Raymond B. Gary, George R. Christmas, John P. Laborde and Robert A Bernhard enter into voting agreements containing the same terms and conditions as the Voting Agreements. Upon execution of such voting agreements, the term “Voting Agreements” shall automatically be modified to include such voting agreements.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Target Stockholders’ Approval and the Parent Stockholders’ Approval must have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c) The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(d) Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

(e) The Parent Common Shares to be issued in the Merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) Any applicable waiting period under the HSR Act must have expired or been terminated.

8.2 Conditions to the Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Target contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Target Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Parent must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Target as to the satisfaction of this condition.

(b) From the date hereof through the Effective Time, there must not have occurred any change in the financial condition, business, operations or prospects of Target, that would constitute a Target Material Adverse Effect.

(c) Target must have delivered to its counsel, Parent and Parent’s counsel a certificate signed on behalf of Target by a duly authorized officer of Target certifying the representations set forth in the form of Target Tax Certificate attached as Exhibit 8.2(c) (the “Target Tax Certificate”).

(d) Parent must have received an opinion from Akin Gump Strauss Hauer & Feld LLP prior to the effectiveness of the Registration Statement and also as of the Effective Time to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) Parent and Target shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Parent or Target because of the Merger; provided, however, that if counsel to Parent shall not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Target shall render such opinion to Parent; provided further, that in rendering such opinion, such counsel may rely upon the Parent Tax Certificate and the Target Tax Certificate.

(e) Each consent, waiver and approval set forth in Section 4.4(c) of the Target Disclosure Letter must have been obtained, and Target must have provided Parent with copies thereof.

(f) Parent shall have received a “cold comfort” letter from PricewaterhouseCoopers LLP in the form contemplated by Section 7.14(b).

8.3 Conditions to the Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Parent Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Target must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition.

(b) From the date hereof through the Effective Time, there must not have occurred any change in the financial condition, business, operations or prospects of Parent that would constitute a Parent Material Adverse Effect.

(c) Parent must have delivered to its counsel, Target and Target’s counsel a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying the representations set forth in the form of Parent Tax Certificate attached as Exhibit 8.3(c) (the “Parent Tax Certificate”).

(d) Target must have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement and also as of the Effective Time to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) Target and Parent shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by the Target stockholders upon the receipt of Parent Common Shares in exchange for Target Common Shares pursuant to the Merger except with respect to any cash received in lieu of fractional share interests; provided, however, that if counsel to Target shall not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Parent shall render such opinion to Target; provided further, that in rendering such opinion, such counsel may rely upon the Parent Tax Certificate and the Target Tax Certificate.

(e) Target shall have received a “cold comfort” letter from Ernst & Young LLP in the form contemplated by Section 7.14(c).

ARTICLE IX

SURVIVAL

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

(a) by the mutual written consent of Parent and Target;

(b) by either Parent or Target if the Effective Time has not occurred on or before December 31, 2006 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c) by Target if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 8.3(a) and (ii) (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Parent of notice of such breach;

(d) by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach

(i) would give rise to the failure of a condition set forth in Section 8.2(a) and (ii) (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Target of notice of such breach (a “Target Breach”);

(e) by either Target or Parent, if any applicable law, rule or regulation that makes consummation of the Merger illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

(f) by either Target or Parent, if either of the stockholder approvals referred to in Section 7.13 is not obtained because of the failure to obtain the Target Stockholders Approval or the Parent Stockholders’ Approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(g) by Parent, if (i) Target’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or Target’s Board of Directors recommends to Target’s stockholders any Target Acquisition Proposal or resolves to do so; (ii) a tender offer or exchange offer for outstanding shares of Target’s capital stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Target’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Target shall have breached any of its obligations under Section 7.2; or

(h) by Parent or Target, if Target accepts a Target Superior Proposal. For this Agreement, “Target Superior Proposal” means a bona fide written Target Acquisition Proposal not solicited by or on behalf of Target made by a third party and in accordance with and while Target has not breached Section 7.2(a) that if consummated would result in such third party (or in the case of a direct merger between such third party and Target, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Target Common Shares or all or substantially all the assets of Target and the Target Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless it pays the Target Termination Fee and has used commercially reasonable efforts to provide Parent with five business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Acquisition Proposal; provided further, that prior to any such termination, Target shall and shall direct its respective financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Target’s Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Parent proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Target Common Shares as the Target Superior Proposal; and provided that a Target Acquisition Proposal accepted by Target shall not be subject to any financing contingencies.

10.2 Effect of Termination.

(a) If this Agreement is terminated and the Merger is abandoned under this Article X, all obligations of the parties shall terminate, except the parties’ obligations pursuant to this Section 10.2 and except for Sections 7.5, 7.7, 9.1, 9.2, 11.2, 11.6, 11.7, 11.8, 11.9 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

(b) If Parent terminates this Agreement under (i) Section 10.1(d) (Target Breach) or (ii) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Target Breach exists, and in each case, within 12 months after such termination of this Agreement:

(i) a transaction is consummated, which transaction, if offered or proposed, would constitute a Target Acquisition Proposal,

(ii) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Target Acquisition Proposal is entered into, or

(iii) (A) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Target then representing 50% or more of the combined power to vote generally for the election of directors, and (B) Target’s Board has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then

Target shall promptly (and no later than one business day after the first to occur of any of subsections (i)-(iii) above) pay to Parent a termination fee of $43.5 million (the “Target Termination Fee”).

(c) If (i) Parent terminates this Agreement under Section 10.1(g) (change of recommendation; recommendation of a Target Acquisition Proposal; failure to reject; breach of Sections 7.2) or (ii) Target or Parent terminates this Agreement pursuant to Section 10.1(h) (Target Superior Proposal), Target shall promptly (and in any event no later than one (1) business day after such termination) pay to Parent the Target Termination Fee.

(d) If (i) a Target Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention

(whether or not conditional) to make a Target Acquisition Proposal and (ii) within 12 months after termination of this Agreement Target or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Target Acquisition Proposal, then Target shall promptly (and in any event within one (1) business day after entering into such agreement or consummating a Target Acquisition Proposal), pay Parent an amount equal to the Target Termination Fee.

(e) For purposes of Section 10.2(b), a Target Acquisition Proposal shall not include (i) the disposition of Oil and Gas Interests of Target which in the aggregate represent not more than 10% of the revenue, operating income, EBITDA or assets of Target and its Subsidiaries, taken as a whole or (ii) the acquisition by Target or any of its Subsidiaries of assets or businesses in one transaction or a series of related transactions for not more than 20% of the outstanding Target Common Shares.

(f) Notwithstanding anything to the contrary contained herein, receipt by Parent of a Target Termination Fee under Section 10.2 shall constitute full settlement of any and all liabilities of Target for damages under this Agreement in respect of a termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent:

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Attention: James C. Flores

Telephone: (713) 579-6000

Facsimile: (713) 579-6500

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, Suite 4400

Houston, Texas 77002

Attention: Michael E. Dillard, P.C.

Telephone: (713) 220-5821

Facsimile: (713) 236-0822

To Target:

Stone Energy Corporation

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

Attention: David H. Welch

Telephone: (337) 237-0410

Facsimile: (337) 237-0426

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue

26th Floor

New York, New York 10103

Attention: Alan P. Baden

Telephone: (212) 237-0000

Facsimile: (917) 849-5337

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

11.2 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

11.6 Entire Agreement. This Agreement, all documents contemplated herein or required hereby, and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

11.8 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

11.9 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.10 No Third Party Beneficiaries. Except as provided in Section 7.3, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

11.11 Disclosure Letters. The disclosures made on any disclosure letter, including the Target Disclosure Letter and the Parent Disclosure Letter, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure letter. The inclusion of any matter on any disclosure letter will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

11.12 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

11.13 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) subject to the proviso of Section 11.12 waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

PLAINS ACQUISITION CORPORATION

By:	/s/ James C. Flores
Name:	James C. Flores
Title:	Chief Executive Officer

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name:	David H. Welch
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]